Exhibit F
FAQs for Managers

•	Were there other bidders? Who were they? Why didn’t you announce that there was interest in the company?
Details of the process will be provided in the background of the tender offer section of the Company’s SEC filings in connection with the tender offer. Companies do not prematurely announce such matters.
•	Do you anticipate that you will get other bids now? What will you do if you receive a higher offer?
We aren’t going to speculate on matters such as this. The merger agreement carefully details the procedures we are to follow in such an instance.
•	What are the terms of the transaction?
The transaction is a two-step tender offer and back-end merger at $43.50 per share. The merger agreement requires that the tender offer be launched within 10 business days. The completion of the tender offer is subject to the standard minimum 20 business day offer period and customary closing conditions, including regulatory clearances. See the Form 8-K and the merger agreement attached to it for additional details.
•	Will anyone from ArcSight end up as part of HP’s management team and/or Board?
ArcSight will form the core of HP’s security business. HP has extended employment offers to members of ArcSight management. Detailed integration planning will take place while the tender offer and merger are pending.
•	Have you negotiated new contracts for senior management? When will those become public? How long are they for?
HP has extended employment offers to members of ArcSight management. Detailed integration planning will take place while the tender offer and merger are pending.
•	Is there anything in the Material Adverse Condition in the merger agreement that we should be aware of that could derail the transaction?
You should review the merger agreement attached to the Company’s Form 8-K announcing the transaction.
•	Does this transaction require shareholder approval?
The transaction is structured as a tender offer to stockholders. The stockholders will directly respond to the tender offer.
•	What is the timeline for the transaction? When do you expect the transaction to close?

The merger agreement requires that the tender offer be launched within 10 business days. The completion of the tender offer is subject to the standard minimum 20 business day offer period, customary closing conditions, including regulatory clearances.
•	What is your plan if you don’t get the necessary approvals?
We aren’t going to speculate on matters such as this. ArcSight continues to operate its business, and we are optimistic that the necessary approvals and clearances will be obtained.
•	What if the transaction doesn’t go through — haven’t you now positioned yourselves to be “in play” and unable to survive on your own?
We aren’t going to speculate on matters such as this. We are confident that the merger agreement is in the best interest of stockholders. ArcSight continues to operate its business, and we are optimistic that the necessary approvals and clearances will be obtained.
•	How will this affect my options? What about my bonus — will I get it?
The merger agreement provides that vested options will be cashed out at the tender offer price and that unvested options will be assumed. The Company’s employee bonus plans provide that employees will receive a “true up” of quarterly bonuses upon completion of a change of control. Beyond that, detailed integration planning will take place while the tender offer and merger are pending.
•	What about future bonuses?
Detailed integration planning will take place while the tender offer and merger are pending.
•	Will we move offices?
There aren’t any current plans to move offices. Beyond that, detailed integration planning will take place while the tender offer and merger are pending.
•	Will you be giving out any retention bonuses or other incentives to stay? If so, am I eligible?
Detailed integration planning will take place while the tender offer and merger are pending.
Forward-Looking Statements
This press release contains projections and other forward-looking statements regarding the expected performance of Hewlett-Packard Company (“HP”) following completion of the acquisition, including statements related to HP’s product and service offerings and the future of the enterprise threat and risk management market. Statements regarding future events are based on the parties’ current expectations and are necessarily subject to associated risks related to, among other things, obtaining a sufficient number of tendered shares of common stock and regulatory approval of the merger, the potential impact on the business of ArcSight, Inc. (“ArcSight”) due to the uncertainty about the acquisition, the retention of employees of ArcSight and the ability of HP to successfully integrate ArcSight and to achieve expected benefits. Actual results may differ materially from those in the projections or other forward-looking statements. For information regarding other related risks, please see the “Risk Factors” section of ArcSight’s filings with the United States Securities and Exchange Commission, including its most recent filings on Form 10-K and Form 10-Q.

Securities Law Disclosures
This report is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of ArcSight common stock will be made only pursuant to an offer to purchase and related materials that HP intends to file with the United States Securities and Exchange Commission. ArcSight stockholders and other investors should read these materials carefully because they contain important information, including the terms and conditions of the offer. Once filed, copies of the tender offer statement on Schedule TO, the offer to purchase and related documents will be made available to ArcSight stockholders at no expense to them. In addition, those materials will be available without charge from ArcSight Investor Relations at (415) 293-4427 or by email at robert.dougherty@fd.com, or the United States Securities and Exchange Commission through the Commission’s website at www.sec.gov. ArcSight stockholders and other investors are urged to read carefully those materials prior to making any decisions with respect to the offer.